Exhibit 99.1

For Immediate Release

iPass Announces Preliminary Second Quarter 2004 Results

REDWOOD SHORES, Calif., June 30, 2004 /PRNewswire-FirstCall/ — iPass Inc. (Nasdaq: IPAS) today announced preliminary financial results for the second quarter ending June 30, 2004, which are lower than the Company’s previously announced projections. iPass is a leading provider of services and software which allow an enterprise’s mobile workers to connect easily and securely to their corporate networks.

Revenues for the second quarter ending June 30, 2004 are expected to be between $40.0 million and $40.5 million, compared to revenues of $33.1 million for the same period last year and $40.7 million for the quarter ended March 31, 2004. Earnings per share for the second quarter are expected to be in the range of $0.05 to $0.06 per fully diluted share on a GAAP basis, and in the range of $0.06 to $0.07 per fully diluted share on a non-GAAP basis. This compares to GAAP and non-GAAP earnings per share of $0.05 and $0.07, respectively, for the second quarter of 2003, and GAAP and non-GAAP earnings per share of $0.07 and $0.08, respectively, for the quarter ended March 31, 2004. Non-GAAP earnings per share exclude the effect of amortization of stock-based compensation. The amount of this amortization is expected to be $650,000 for the second quarter of this year, and was $989,000 and $787,000 for the second quarter of 2003 and for the quarter ended March 31, 2004, respectively.

For the quarter ended September 30, 2004, the Company projects revenue growth of approximately three to six percent over the second quarter. The Company indicated that it may have a further update to these projections during its conference call scheduled for July 27, 2004, as noted below.

“While we are disappointed in this quarter’s revenues, we believe that they result primarily from a one-time operational decision which has now been reversed, and the fundamental demand for our offerings remains strong,” said Ken Denman, iPass Chairman and CEO. “Our business continues to demonstrate strong growth characteristics. Specifically, we are still experiencing significant new customer acquisitions, adding approximately the same number of new customers as we did in the first quarter. We are also seeing very good progress on the broadband front including adding 3,000 broadband access points in the quarter, while at the same time generating strong free cash flow.”

Conference Call

The Company will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).

This call is being webcast by CCBN and can be accessed at iPass web site at: http://investor.ipass.com/phoenix.zhtml?c=91479&p=irol-Calendar. The webcast will be available until the company’s next earnings call.

A taped replay of this call will be available for two weeks following the call. The dial-in numbers for the replay are 888.286.8010 (U.S. and Canada) and 617.801.6888 (International). The ID number for the call is: 35197618.

Exhibit 99.1

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

The Company is providing no further projections at this time. It is in the process of closing the quarter and refining its analysis, with the goal to provide an update as to future periods on its July 27, 2004 earnings call. iPass plans to announce its final second quarter financial results on July 27, 2004. The statements in this press release are based on information available to iPass as of the date of this release, and the Company does not assume any duty to update the projections made in this release at any time.

About iPass Inc.

iPass Inc. delivers enterprises simple, secure and manageable connectivity services for mobile workers as they move between office, home, and remote locations. iPass combines its global network of dial-up, Ethernet and the world’s largest Wi-Fi footprint with support for campus wireless LANs and home broadband connections to deliver a unified and comprehensive solution. The award-winning iPassConnectTM user interface, centralized management, leading security features and powerful policy enforcement have made iPass services the choice of hundreds of Global 2000 corporations including General Motors, Dow Corning and Underwriters Laboratories. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.

iPass® is a registered trademark of iPass Inc.

The statements in this press release regarding iPass’ projected second quarter financial results and the expectation of higher revenues for the third quarter are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties. Risks relating to the projected second quarter financial results statements include the risk that, because the quarter has not yet ended, the Company does not have all of the information necessary to finalize its second quarter financial results, and unexpected information may be received or adjustments made in finalizing these financial results from what is currently contemplated. Risks relating to the projected third quarter revenues statements include: volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services and project revenues; rapidly emerging changes in the nature of markets served by the Company, which may not be compatible with the Company’s services; and increased competition, which may cause pricing pressure on the fees iPass charges. Detailed information about other potential factors that could affect iPass’ business, financial condition and results of operations is included in the Company’s Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2004 and available at the SEC’s website at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

iPass provides non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. iPass believes that this presentation of non-GAAP earnings per share, which excludes the effect of amortization of stock-based

Exhibit 99.1

compensation, provides additional useful information to management and investors. Specifically, amortization of stock-based compensation is a non-cash expense, and management currently expects that once the company’s deferred stock-based compensation reflected on its balance sheet is fully amortized iPass will not, absent changes in financial reporting requirements, report additional stock-based compensation expense. Consequently, management excludes the effect of amortization of stock-based compensation for budgeting purposes, as well as analyzing the underlying performance of the company. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.

Contact

iPass Inc., Redwood Shores

Investors
Bryan R. Parker
Director of Finance & IR
650-232-4170
bparker@ipass.com

Media
John Sidline
Public Relations Manager
650-232-4112
jsidline@ipass.com